Exhibit 4.1

CAESARS ENTERTAINMENT CORPORATION

EXECUTIVE SUPPLEMENTAL SAVINGS PLAN III

Effective as of January 1, 2019

CAESARS ENTERTAINMENT CORPORATION

EXECUTIVE SUPPLEMENTAL SAVINGS PLAN III

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CAESARS ENTERTAINMENT CORPORATION

EXECUTIVE SUPPLEMENTAL SAVINGS PLAN III

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CAESARS ENTERTAINMENT CORPORATION

EXECUTIVE SUPPLEMENTAL SAVINGS PLAN III

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CAESARS ENTERTAINMENT CORPORATION

EXECUTIVE SUPPLEMENTAL SAVINGS PLAN III

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CAESARS ENTERTAINMENT CORPORATION

EXECUTIVE SUPPLEMENTAL SAVINGS PLAN III

ARTICLE ONE

PREAMBLE

CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (the “Company”), hereby adopts this Caesars Entertainment Corporation Executive Supplemental Savings Plan III (the “Plan”), effective as of January 1, 2019, in order to provide key executives and senior management employees with an opportunity and incentive to save for retirement and other purposes.

The purpose of this Plan is to provide a select group of management or highly compensated employees of the Company and certain of its affiliates with the opportunity to defer a portion of their compensation and to receive contributions from their employers. As a result, the Plan is intended to be a “top hat plan,” exempt from certain requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. This Plan is not intended to qualify for favorable tax treatment pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor section or statute. This Plan is intended to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

ARTICLE TWO

DEFINITIONS

When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be a term defined in this Article Two or in the Preamble. The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth in this Article Two, unless a clearly different meaning is required by the context in which the word or phrase is used:

2.1      “Account” or “Accounts” means the accounts which may be maintained by the EDCP Committee to reflect the interest of a Participant or the Beneficiary of a deceased Participant under the Plan.

2.2      “Affiliate” means: (a) a corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as is the Company, (b) any other trade or business (whether or not incorporated) controlling, controlled by, or under common control (within the meaning of Section 414(c) of the Code) with the Company, and (c) any other corporation, partnership, or other organization which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with the Company or which is otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code.

2.3      “Beneficiary” means the person or trust that a Participant, in his or her most recent written designation filed with the EDCP Committee, shall have designated to receive his or her benefit under the Plan in the event of his or her death or, if applicable, the person or entity determined in accordance with Section 8.5 (Beneficiary Designations).

2.4      “Board” means the Board of Directors of the Company.

2.5      “Bonus” means the incentive payment or payments earned by a Participant during a Deferral Period pursuant to the Company’s Annual Management Bonus Plan and the Company’s Senior Executive Incentive Plan, as such plans may be amended from time to time, and those short-term cash incentive plans that are approved by the EDCP Committee or its delegate, the Executive Vice President of Human Resources of the Company.

2.6      “CMDC” means the Compensation and Management Development Committee of the Board.

2.7      “Change of Control” means and includes each of the following events or transactions described in subsection (a), (b), (c) or (d):

(a)      the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities, other than

(1)      an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(2)      an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(3)      an acquisition of voting securities pursuant to a transaction described in subsection (c) below that would not be a Change of Control under subsection (c);

Notwithstanding the foregoing, neither of the following events shall constitute an “acquisition” by any person or group for purposes of this subsection (a): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(b)      during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsection (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)      the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, or a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, in each case other than a transaction

(1)      which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)      after which no person or group beneficially owns voting securities representing twenty-five percent (25%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (2) as beneficially owning twenty-five percent (25%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)      the Company’s stockholders approve a liquidation or dissolution of the Company.

The CMDC shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a “Change of Control” has occurred pursuant to the above definition, and the date of the occurrence of such “Change of Control” and any incidental matters relating thereto.

2.8      “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9      “Company” means Caesars Entertainment Corporation, a Delaware corporation.

2.10      “Compensation” means, for each Deferral Period, the total Salary and Bonus earned by the Participant.

2.11      “Deferral Contribution” means a contribution by a Participant pursuant to Section 4.1 (Participant Contributions) of this Plan.

2.12      “Deferral Contribution Account” means the Account maintained to record the Deferral Contributions made by a Participant pursuant to Section 4.1 (Participant Contributions) as adjusted to reflect the rate of return on the hypothetical Investment Funds selected by the Participant in accordance with Section 6.4 (Investment Direction) and other credits or charges in accordance with this Plan. A Participant’s Deferral Contribution Account shall be divided into subaccounts as determined by the EDCP Committee.

2.13      “Deferral Period” means, the twelve (12) month period beginning on each January 1 and ending on the next following December 31. The initial Deferral Period shall commence as of the Effective Date and shall end on the next following December 31.

2.14      “Disability” means, for purposes of this Plan, that the Participant qualifies to receive long term disability payments under the Employer’s long-term disability insurance program, as it may be amended from time to time.

2.15      “Discretionary Contribution” means an Employer contribution determined in accordance with Section 4.2 (Discretionary Contributions) of this Plan.

2.16      “Discretionary Contribution Account” means the Account maintained to record the Discretionary Contributions calculated in accordance with Section 4.2 (Discretionary Contributions) on behalf of a Participant, as adjusted to reflect the rate of return on the hypothetical Investment Funds selected by the Participant in accordance with Section 6.4 (Investment Direction) and other credits or charges in accordance with this Plan. A Participant’s Discretionary Contribution Account shall be divided into subaccounts as determined by the EDCP Committee.

2.17      “Distribution Year” means the calendar year selected by a Participant for purposes of distributions from the subaccounts of such Participant’s Accounts for a Deferral Period.

2.18      “EDCP Committee” means the committee designated in accordance with Section 9.2 (Creation of Committee) to carry out the administrative and investment responsibilities under the Plan.

2.19      “Effective Date” means January 1, 2019. With respect to each Affiliate that adopts this Plan after January 1, 2019, the term “Effective Date” means the date designated by the adopting Affiliate.

2.20      “Employee” means any individual classified by an Employer as a common law employee of the Employer. For this purpose, the classification that is relevant is the classification in which such individual is placed by the Employer for purposes of this Plan and the classification of such individual for any other purpose (e.g., employment tax or withholding purposes) shall be irrelevant. If an individual is characterized as a common law employee of the Employer by a governmental agency or court but not by the Employer, such individual shall be treated as an employee who has not been designated for participation in this Plan.

2.21      “Employer” means the Company and any Affiliate that has adopted this Plan pursuant to Section 3.6 (Adoption by Affiliates).

2.22      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23      “Investment Fund” means the hypothetical investment fund or funds established by the EDCP Committee pursuant to Section 6.4 (Investment Direction).

2.24      “Participant” means any Employee who has been selected for participation in the Plan.

2.25      “Participation Agreement” means the agreement to defer Salary and/or Bonus submitted by a Participant to the EDCP Committee in accordance with Section 3.3 (Participation Agreement). Such agreement shall be in written or electronic form, as determined by the EDCP Committee.

2.26      “Plan” means this Executive Supplemental Savings Plan III, as it may be amended from time to time.

2.27      “Salary” means the annual base salary earned by the Participant from the Employer during the Deferral Period, before reduction for amounts deferred pursuant to this Plan, the Savings & Retirement Plan, any plan maintained under Section 125 of the Code or any other plan maintained by the Company or an Employer. Salary does not include expense reimbursements, salary continuation payments except as otherwise provided by an employment agreement or separation agreement, or any form of non-cash compensation and benefits.

2.28      “Savings & Retirement Plan” means Caesars Entertainment Corporation Savings & Retirement Plan, as it may be amended from time to time, and such other profit-sharing plans qualified under Sections 401(a) and 401(k) of the Code that are maintained by an Employer and designated from time to time by the EDCP Committee. For purposes of the Plan, with respect to any Participant, “Savings & Retirement Plan” shall mean, for the Deferral Period or any portion thereof, the plan to which such Participant is eligible to make elective deferral contributions during such Deferral Period or portion thereof.

2.29      “Separation from Service” of a Service Provider means his or her “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Service Recipient.

2.30      “Service Provider” means a Participant or any other “service provider”, as defined in Treasury Regulation Section 1.409A-1(f).

2.31      “Service Recipient”, with respect to any Service Provider, means the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time. As provided in Treasury Regulation Section 1.409A-1(g), the “service recipient” shall mean the person for whom the Service Provider’s services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code; provided, however, that, for purposes of Section 2.31, the “service recipient” shall be determined as provided in Treasury Regulation Section 1.409A-1(h)(3).

2.32      “Specified Employee” means a Service Provider who, as of the date of the Service Provider’s Separation from Service, is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise. For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire 12-month period beginning on the Specified Employee Effective Date. For purposes of this Section 2.32, a Service Provider’s compensation for a Testing Year shall mean such Service Provider’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Service Recipient for such Testing Year. The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).

2.33      “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date. The Specified Employee Effective Date may be changed by the CMDC, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).

2.34      “Specified Employee Identification Date” for purposes of Treasury Regulation Section 1.409A-1(i)(3), means December 31. The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers. The “Specified Employee Identification Date” may be changed by the CMDC, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).

2.35      “Testing Year” shall mean the 12-month period ending on the Specified Employee Identification Date, as determined from time to time.

2.36      “Valuation Date” means the date for valuing the hypothetical Investment Funds maintained under the Plan, which shall be each business day of the Deferral Period.

2.37      “Years of Vesting Service” means the years of service credited to an individual for vesting purposes under the Savings & Retirement Plan, determined in accordance with all applicable provisions of the Savings & Retirement Plan.

ARTICLE THREE

ELIGIBILITY

3.1      Selection of Participants.

(a)      General. For purposes of Title I of ERISA, the Plan is intended to be an unfunded plan of deferred compensation covering a select group of management or highly compensated employees of an Employer, within the meaning of Sections 201(1), 301(a)(3) and 401(a)(1) of ERISA. As a result, participation in the Plan shall be limited to Employees employed in a position classified by the Company as Management Grade 15 or above, and any other Employees employed by an Employer who are selected for participation in the Plan by the EDCP

Committee. To further ensure compliance with the ERISA participation requirements applicable to this Plan, the Company, in the exercise of its discretion, may exclude from participation in the Plan an individual who otherwise meets the requirements of this Section 3.1(a) for any reason, or for no reason, as the Company deems to be appropriate.

(b)      Eligibility Date. An Employee who, as of the Effective Date, is employed in a position classified by the Company as Management Grade 15 or above, or has been selected for participation in the Plan by the EDCP Committee, shall become eligible to participate in the Plan as of the Effective Date. Any other Employee shall become eligible to participate in the Plan as of the first day of the Deferral Period on or next following the date on which such Employee is employed in a position classified by the Company as Management Grade 15 or above (or as of such earlier or later date as is designated by the EDCP Committee), or if such Employee is selected for participation in the Plan by the EDCP Committee, the date of participation designated by the EDCP Committee. The date as of which an Employee first becomes eligible to participate in the Plan shall be referred to as such Employee’s “Eligibility Date.”

(c)      Entry into Plan.

(1)      Entry on Effective Date. An Employee who is eligible to participate in the Plan as of the Effective Date shall enter the Plan as of the Effective Date. If such Participant’s initial Participation Agreement is completed and delivered to the EDCP Committee prior to the Effective Date, the Participant’s Deferral Contributions shall be determined with reference to Compensation earned on or after the Effective Date.

(2)      Entry after Effective Date. Except as provided in paragraph (3), if a Participant becomes eligible to participate in the Plan after the Effective Date, such Participant may elect to begin Plan participation as of the first day of any subsequent Deferral Period. Such Participant shall complete and deliver his or her Participation Agreement in accordance with the rules and procedures adopted by the EDCP Committee for such purpose before the first day of such Deferral Period, and such Participant’s Deferral Contributions shall be determined with reference to Compensation earned on or after the first day of such Deferral Period.

(3)      Exception to Entry Requirement. If a Participant first becomes eligible to participate in the Plan after the Effective Date, such Participant may elect to begin Plan participation during a Deferral Period, if such Participant elects to begin Plan participation within thirty (30) days after his or her Eligibility Date in accordance with Treasury Regulation Section 1.409A-2(a)(7). Such Participant shall complete and deliver his or her Participation Agreement in accordance with the rules and procedures adopted by the EDCP Committee for such purpose within thirty (30) days after his or her Eligibility Date, and such Participation Agreement shall be effective as of such date following completion and delivery as is determined by the EDCP Committee. Such Participation Agreement shall apply only with respect to such Participant’s Salary earned on or after the first day of the first full payroll period in the Deferral Period following the effective date of such Participation Agreement. Bonus may not be deferred.

3.2      No Waiting Periods. A Participant need not complete any particular period of service in order to be eligible to make Deferral Contributions or to receive Discretionary Contributions.

3.3      Participation Agreement.

(a)      Content of Participation Agreement.

(1)      Authorization of Deferral Contributions. A Participant shall complete and deliver a Participation Agreement evidencing his or her election to participate in the Plan with respect to a Deferral Period, in the manner and at such time as the EDCP Committee shall require. Except as otherwise provided in Section 3.1(c)(3) (Selection of Participants – Entry into Plan – Exception to Entry Requirement), a Participant must complete and deliver his or her Participation Agreement with respect to the Deferral Period prior to such Deferral Period. In the Participation Agreement with respect to a Deferral Period, the Participant shall select the amount or rate of his or her Deferral Contributions and authorize the reduction of his or her Compensation in an amount equal to his or her Deferral Contributions. A Participant’s Participation Agreement shall set forth such other information as the EDCP Committee shall require. The Participant’s selection of the amount or rate of his or her Deferral Contributions and authorization of the reduction of Compensation with respect to a Deferral Period shall become irrevocable as provided by the EDCP Committee (and in any event not later than the last day of the next preceding Deferral Period).

(2)      Distribution Elections. A Participant shall make a Separation from Service Election, or a Distribution Year Election, in his or her Participation Agreement in accordance with Section 8.1 (Distribution Elections). Except as provided in Sections 8.1 (Distribution Elections) and 8.2 (Change of Distribution Year Election), the Participant’s Separation from Service Election or Distribution Year Election, as applicable, with respect to a Deferral Period shall become irrevocable not later than the last day of the next preceding Deferral Period); provided, however, that, in the case of a Participant described in Section 3.1(c)(3), such Participant’s Separation from Service Election or Distribution Year Election, as applicable, shall be irrevocable when made.

3.4      Discontinuance of Participation. Once an Employee is designated as a Participant, he or she shall continue as such for all future Deferral Periods unless and until: (a) the Participant has a Separation from Service and receives a full distribution of his Accounts, or (b) is no longer categorized as an individual entitled to participate in the Plan pursuant to Section 3.1 (Selection of Participants) above. If a Participant’s participation is discontinued, the Participant shall no longer be eligible to make Deferral Contributions and shall no longer be eligible for Discretionary Contributions. The Participant shall not be entitled to receive a distribution, however, until the occurrence of one of the events listed in Article Five (Withdrawals upon Unforeseeable Emergency) or Article Eight (Distribution Elections; Payment of Benefits).

3.5      Reemployment. If a former Employee is rehired by an Employer and is eligible to participate in the Plan, he or she shall reenter the Plan on the first day of any Deferral Period commencing after the date he or she is rehired in accordance with the provisions of Section 3.1

(Selection of Participants). Such Employee’s reentry into the Plan shall have no impact on any distributions that have been made or are being made in accordance with Article Eight (Distribution Elections; Payment of Benefits). Any amounts previously forfeited from the Participant’s Accounts pursuant to Section 7.1 (Vesting of Benefits) shall not be restored or reinstated upon the Participant’s subsequent reentry into the Plan.

3.6      Adoption by Affiliates. Any Affiliate of the Company may adopt this Plan with the approval of the EDCP Committee. Any Affiliate that permits an individual to make Deferral Contributions pursuant to Section 4.1 (Participant Contributions) shall be deemed to have adopted the Plan without any further action. The EDCP Committee’s acceptance of such Deferral Contributions shall evidence the consent of the EDCP Committee to the adoption of the Plan by the Affiliate. Notwithstanding the foregoing, at the request of the EDCP Committee, the Affiliate shall evidence its adoption of the Plan by an appropriate resolution of its Board of Directors or in such other manner as may be authorized by the EDCP Committee. By adopting this Plan, the Affiliate shall be deemed to have agreed to make the contributions called for by Article Four (Contributions), agreed to comply with all of the other terms and provisions of this Plan, delegated to the EDCP Committee the power and responsibility to administer this Plan with respect to the Affiliate’s employees, and delegated to the Company the full power to amend or terminate this Plan with respect to the Affiliate’s Employees.

ARTICLE FOUR

CONTRIBUTIONS

4.1      Participant Contributions.

(a)      Salary Deferral Contributions. A Participant may elect to defer any whole percentage of such Participant’s Salary earned by him or her during the Deferral Period up to a maximum of seventy-five percent (75%), or such other maximum amount as may be prescribed by the EDCP Committee as the Salary Deferral Contribution limit for all Participants or pursuant to subsection (c).

(b)      Bonus Deferral Contributions. A Participant may elect to defer any whole percentage of any Bonus earned by him or her during the Deferral Period (which may be paid during the applicable Deferral Period or after the close of the applicable Deferral Period), up to a maximum of ninety percent (90%), or such other maximum amount as may be prescribed by the EDCP Committee as the Bonus Deferral Contribution limit for all Participants or pursuant to subsection (c).

(c)      Excess Deferral Contributions. The EDCP Committee may, in its discretion, permit an individual Participant to make Deferral Contributions in excess of the limitations set forth in or established in accordance with this Section 4.1, or place additional restrictions on an individual Participant’s Deferral Contributions, prior to the first day of the Deferral Period for which such permission or additional restriction is to be effective. All Deferral Contributions under this Plan shall be made in accordance with such rules and procedures regarding Participant deferrals as may be promulgated by the EDCP Committee from time to time. All Participant elections are subject to the timing requirements set forth in Section 3.3 (Participation Agreement).

4.2      Discretionary Contributions. With the approval of the EDCP Committee, each Employer, in its sole discretion, may make a Discretionary Contribution on behalf of such Participants as it designates. The amount of the Discretionary Contribution shall be determined by the Employer in its sole discretion, and approved by the EDCP Committee. All Discretionary Contributions shall be credited to the Participant’s Discretionary Contribution Account as of the time designated by the Employer or the EDCP Committee. Discretionary Contributions may be subject to additional requirements, including vesting and withdrawal limitations (which shall be in addition to the withdrawal and distribution limitations of Articles Five (Withdrawals upon Unforeseeable Emergency) and Eight (Distribution Elections; Payment of Benefits), as established by the Company or the EDCP Committee. Any Discretionary Contributions made under this Section 4.2 shall be made in accordance with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder.

ARTICLE FIVE

WITHDRAWALS UPON UNFORESEEABLE EMERGENCY

5.1      Unforeseeable Emergency Withdrawals.

(a)      General.

(1)      A Participant may elect to receive a withdrawal from his or her Accounts upon the occurrence of an Unforeseeable Emergency. Such Participant may elect to receive a withdrawal by completing and delivering an election with the EDCP Committee in accordance with the uniform procedures promulgated by the EDCP Committee.

(2)      The election to receive a withdrawal upon the occurrence of an Unforeseeable Emergency by a Participant who is entitled to a distribution under Article Eight (Distribution Elections; Payment of Benefits) shall override the distribution election in effect for such Participant under Article Eight with respect to the amount to be withdrawn, both as to form of payment and timing of payment. If installment payments to such Participant have begun at the time an election for a withdrawal upon the occurrence of an Unforeseeable Emergency is made, the election shall apply only with respect to the unpaid balance of such Participant’s Accounts.

(3)      The amount to be distributed to a Participant who elects a withdrawal upon the occurrence of an Unforeseeable Emergency shall not exceed the amounts reasonably necessary to satisfy such Unforeseeable Emergency (and shall include amounts necessary to pay federal, state, local or foreign taxes and penalties reasonably anticipated as a result of the withdrawal), after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation through insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of Deferral Contributions, as determined by the EDCP Committee in accordance with Section 409A(a)(2)(B)(ii)(II) of the Code and the Treasury Regulation Section 1.409A-3(i)(3)(ii).

(4)      For purposes of this Section 5.1, “Unforeseeable Emergency” with respect to a Participant shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, or the Participant’s spouse, Beneficiary or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the EDCP Committee in accordance with Section 409A(a)(2)(B)(ii)(I) of the Code and the Treasury Regulation Section 1.409A-3(i)(3)(i).

(5)      For purposes of determining the amount to be distributed to such Participant, the Participant’s Accounts shall be valued as of the Valuation Date immediately preceding the date the withdrawal election is approved by the EDCP Committee. The amount to be distributed to a Participant who elects a withdrawal upon the occurrence of an Unforeseeable Emergency shall not exceed such Participant’s vested interest in his or her Accounts. The Participant’s vested interest in his or her Deferral Contribution Account and Discretionary Contribution Account shall be determined as of the Valuation Date immediately preceding the date the withdrawal election is approved by the EDCP Committee.

(6)      The amount to be distributed to the Participant pursuant to such Participant’s election to receive a withdrawal upon the occurrence of Unforeseeable Emergency shall be paid in a lump sum payment within sixty (60) days following the approval of the Participant’s withdrawal election by the EDCP Committee.

(b)      Cancellation of Deferral Contributions. If a Participant receives a withdrawal upon the occurrence of Unforeseeable Emergency, the Participant’s Deferral Contributions to the Plan shall be cancelled for the remainder of the Deferral Period during which the withdrawal is distributed to the Participant, to the extent required under Section 409A(a)(2)(B)(ii) of the Code and the Treasury Regulation Section 1.409A-3(i)(3)(ii), in accordance with Treasury Regulation Section 1.409A-3(j)(4)(viii). Upon expiration of the cancellation period described in the preceding sentence, the Participant shall be permitted to submit a new Participation Agreement in accordance with Section 3.3 (Participation Agreement) and to begin making Deferral Contributions with respect to Compensation earned on or after the first day of the first payroll period of the next following Deferral Period.

5.2      Account Adjustments. A Participant’s withdrawal upon the occurrence of Unforeseeable Emergency shall be charged on a pro rata basis to the Participant’s vested interests in the subaccounts in such Participant’s Accounts.

5.3      Cancellation of Participation in the Event of Hardship Withdrawal. If a Participant receives a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3) under the Savings & Retirement Plan, if required under the terms of the Savings & Retirement Plan, the Participant’s Deferral Contributions to the Plan shall be cancelled for the remainder of the Deferral Period during which the hardship distribution is distributed to the Participant and, if required under the terms of the Savings & Retirement Plan, the next Deferral Period, to the extent permitted under Section 409A of the Code and the Treasury Regulation

Section 1.409A-3(j)(4)(viii). Upon expiration of the cancellation period described in the preceding sentence, the Participant shall be permitted to submit a new Participation Agreement in accordance with Section 3.3 (Participation Agreement) and to begin making Deferral Contributions with respect to Compensation earned on or after the first day of the first payroll period of the next following Deferral Period.

ARTICLE SIX

CREDITING OF CONTRIBUTIONS AND INCOME

6.1      Account Allocations. All Deferral Contributions shall be credited to the Participant’s Deferral Contribution Account. All Discretionary Contributions shall be credited to the Participant’s Discretionary Contribution Account. All credits and charges to all Participants’ Accounts shall be done in accordance with the policies and procedures of the EDCP Committee. All transfers to, payments from and charges against an Account shall be charged against the Account as of the Valuation Date on which the transaction occurs. The Accounts are bookkeeping accounts only, and the EDCP Committee is not in any way obligated to segregate assets for the benefit of any Participant.

6.2      Subaccounts. The EDCP Committee may divide any Account into such subaccounts as it deems necessary and desirable.

6.3      Hypothetical Investment Funds. The EDCP Committee shall establish a series of hypothetical Investment Funds for use pursuant to this Article Six.

6.4      Investment Direction. A Participant shall direct the hypothetical investment of his Deferral Contribution Account and Discretionary Contribution Account among the Investment Funds in the manner (including, but not limited to, writing, electronic, internet, intranet, voice response or telephonic) established by the EDCP Committee. The Participant’s Deferral Contribution Account and Discretionary Contribution Account shall not be invested in the Investment Funds, but the value of the Participant’s Accounts shall be measured by the performance of the Investment Funds selected. Any and all changes to a Participant’s Investment Fund allocation shall be made in accordance with the uniform procedures of the EDCP Committee, which shall permit changes in Investment Fund allocations on a quarterly or more frequent basis. Notwithstanding the foregoing provisions of this Section 6.4, the EDCP Committee may retain the overriding discretion regarding the Participant’s selection of Investment Funds under this Section 6.4. If a Participant fails to direct the hypothetical investment of his or her Accounts in the manner established by the EDCP Committee, the Participant shall be deemed to have selected the default hypothetical Investment Fund(s) selected by the EDCP Committee for such purpose, in the discretion of the EDCP Committee and in accordance with its uniform policies and procedures.

6.5      Rate of Return. A Participant’s Accounts shall be adjusted on each Valuation Date to reflect investment gains and losses as if the Accounts were invested in the hypothetical Investment Funds selected by the Participant in accordance with Section 6.4 (Investment Direction) and charged with any and all reasonable expenses related to the administration of the Plan including, but not limited to, the reasonable expenses of carrying out the hypothetical investment directions related to each Account. The earnings and losses allocated to any Account shall be allocated among the subaccounts of that Account in the same manner. The earnings and losses determined by the EDCP Committee in good faith and in its discretion pursuant to this Article Six shall be binding and conclusive on the Participant, the Participant’s Beneficiary and all parties claiming through them.

6.6      Application to Beneficiaries. The provisions of this Article Six shall also apply to the Beneficiaries of a deceased Participant.

ARTICLE SEVEN

VESTING

7.1      Vesting of Accounts.

(a)      Deferral Contributions. Each Participant shall at all times have a fully vested interest in his or her Deferral Contribution Account, and a Participant’s rights and interests therein shall not be forfeitable for any reason.

(b)      Discretionary Contributions. Each Participant shall vest in his or her Discretionary Contribution Account as provided by the Employer or EDCP Committee at the time a Discretionary Contribution is made. A Participant’s vested interest in his or her Discretionary Contribution Account shall be determined as of the Valuation Date immediately preceding his or her termination of employment with the Company and all Affiliates. Any portion of a Participant’s Discretionary Contribution Account which is not vested shall be forfeited in the first Deferral Period in which his or her termination of employment with the Company and all Affiliates occurs.

7.2      Changes in Vesting Schedule. In the event that an amendment to this Plan or the Savings & Retirement Plan directly or indirectly changes the vesting provisions of Section 7.1 (Vesting of Accounts), the vested percentage for each Participant in his or her benefit accumulated to the date when the amendment is adopted shall not be reduced as a result of the amendment.

ARTICLE EIGHT

DISTRIBUTION ELECTIONS; PAYMENT OF BENEFITS

8.1      Distribution Elections. A Participant shall make, in his or her Participation Agreement with respect to a Deferral Period, either: a Separation from Service Election under subsection (b), or a Distribution Year Election under subsection (c). Such Separation from Service Election or Distribution Year Election shall apply to the distribution of the subaccounts of such Participant’s Account to which his or her Deferral Contributions and Discretionary Contributions for such Deferral Period are credited.

(a)      Subaccounts. A Participant’s Deferral Contributions for a Deferral Period shall be credited to the subaccount for such Deferral Period under such Participant’s Deferral Contribution Account. Such Participant’s Discretionary Contributions for a Deferral Period (if any) shall be credited to the subaccount for such Deferral Period under such Participant’s Discretionary Contribution Account. Such Participant’s Separation from Service Election or Distribution Year Election for such Deferral Period shall apply to distributions from the subaccounts of such Participant’s Accounts for such Deferral Period.

(b)      Separation from Service Election. Subject to Section 8.3 (Time of Payment), a Participant’s Separation from Service Election with respect to a Deferral Period shall provide for the distribution of the subaccounts of such Participant’s Accounts for such Deferral Period upon such Participant’s Separation from Service.

(1)      Form of Distribution. Such Participant may select the form of distribution for purposes of distributions from the subaccounts of such Participant’s Accounts for such Deferral Period. Such Participant may select distribution in the form of a lump sum payment, or monthly installment payments over a period of years. If such Participant selects distribution in the form of monthly installment payments, such Participant shall designate the period of years (which shall be not less than one and not more than fifteen (15)) over which such monthly installment payments shall be made. If such Participant fails to select a form of distribution for purposes of distributions from the subaccounts of such Participant’s Accounts for a Deferral Period, such distributions shall be made in a lump sum payment.

(2)      Change of Separation from Service Election. Such Participant may change his or her Separation from Service Election form of payment with respect to a Deferral Period (as set forth in such Participant’s Participation Agreement in effect for such Deferral Period), following the commencement of such Deferral Period, provided, however, the change made is at least twelve (12) months prior to Separation from Service, and payment may not commence sooner than five years after Separation from Service in accordance with Section 409A(a)(4)(C)(ii) and (iii) of the Code and the Treasury Regulation Section 1.409A-2(b)(1)(iii). Such Participant shall complete and deliver an election to change his or her form Election with respect to a Deferral Period in accordance with the rules and procedures adopted by the EDCP Committee for such purpose. In the event Separation from Service occurs within twelve (12) months of a change of form election, such change shall have no force or effect. As provided in Section 3.3 and subsection (d), such Participant may elect a new Separation from Service Election with respect to a future Deferral Period in accordance with this Section 8.1.

(c)      Distribution Year Election. Subject to Section 8.2 (Changes of Distribution Year Election) and Section 8.3 (Time of Payment), a Participant’s Distribution Year Election with respect to a Deferral Period shall provide for the distribution of the subaccounts of such Participant’s Accounts for such Deferral Period upon the earlier of: the first day of the Distribution Year (as selected by the Participant), or the Participant’s Separation from Service.

(1)      Distribution Year. Such Participant shall select the Distribution Year for purposes of distributions from the subaccounts of such Participant’s Accounts for a Deferral Period. The Distribution Year shall be not earlier than the second calendar year following the Deferral Period, and shall be not later than the twentieth calendar year following the Deferral Period.

(2)      Form of Distribution. The distribution of the subaccounts of such Participant’s Accounts for such Deferral Period shall be made in a lump sum payment.

(3)      Change to Distribution Year Election. A Participant may change such Participant’s Distribution Year Election with respect to a Deferral Period in accordance with Section 8.2.

(d)      Separate Elections. A Participant may make a separate Separation of Service Election or Distribution Year Election with respect to each Deferral Period.

8.2      Changes of Distribution Year Election.

(a)      Election to Change Distribution Selections. A Participant may change a Distribution Year Election with respect to a Deferral Period (as set forth in such Participant’s Participation Agreement in effect for such Deferral Period), following the commencement of such Deferral Period, in accordance with this Section 8.2. Such Participant shall complete and deliver an election to change his or her Distribution Year Election with respect to a Deferral Period in accordance with the rules and procedures adopted by the EDCP Committee for such purpose. The Participant’s election to change a Distribution Year Election with respect to a Deferral Period under this subsection (a) shall be irrevocable when made.

(b)      Change of Distribution Year.

(1)      Such Participant may make a new Distribution Year Election with respect to a Deferral Period, subject to the requirements of subsection (d), for purposes of such distributions of the subaccounts of such Participant’s Accounts for such Deferral Period by electing a new Distribution Year that is not less than five years later than the Distribution Year previously selected by such Participant under the prior Distribution Year Election with respect to such Deferral Period; provided, however, that the new Distribution Year shall not be later than the twentieth calendar year following such Deferral Period.

(2)      In the event a Participant makes a new Distribution Year Election with respect to a Deferral Period, and such new Distribution Year Election becomes effective, the distribution of the subaccounts of Participant’s Accounts for such Deferral Period shall be made upon the earlier of: (A) the first day of the new Distribution Year, or (B) such Participant’s Separation from Service.

(c)      Additional Changes. A Participant may make subsequent new Distribution Year Elections with respect to a Deferral Period, subject to the requirements of paragraph (b)(1) and subsection (d), and the distribution of the subaccounts of such Participant’s Accounts for such Deferral Period shall be made upon the earlier of: (A) the first day of the new Distribution Year (selected by the Participant), or (B) such Participant’s Separation from Service. The Participant’s election to change a Distribution Year Election with respect to a Deferral Period under this subsection (c) shall be irrevocable when made.

(d)      Limitations on Distribution Changes. A Participant may change his or her Distribution Year Election applicable to the subaccounts of such Participant’s Accounts for a

Deferral Period in accordance with subsection (b) or (c), subject to this subsection (d). A Participant’s new Distribution Year Election shall be subject to the following limitations:

(1)      The Participant’s election of a new Distribution Year Election applicable to the subaccounts of such Participant’s Accounts for a Deferral Period shall not take effect until at least twelve (12) months after the new Distribution Year Election is made in accordance with Section 409A(a)(4)(C)(i) of the Code and the Treasury Regulation Section 1.409A-2(b)(1)(i). If the distribution from the subaccounts of such Participant’s Accounts for such Deferral Period is made before the new Distribution Year Election becomes effective, the new Distribution Year Election shall not thereafter become effective, and the distribution from the subaccounts of such Participant’s Accounts for such Deferral Period shall be made in accordance with the Distribution Year Election, as in effect prior to the new Distribution Year Election.

(2)      The Participant’s election of a new Distribution Year, in accordance with subsection (b) or (c) for the subaccounts of such Participant’s Accounts for a Deferral Period shall provide that each payment with respect to which such new Distribution Year Election is made be deferred for a period of not less than five years from the date such payment would otherwise have been made, as determined in accordance with Section 409A(a)(4)(C)(ii) of the Code and the Treasury Regulation Section 1.409A-2(b)(1)(ii).

(3)      The Participant’s election of a new Distribution Year Election in accordance with subsection (b) or (c) for the subaccounts of such Participant’s Accounts for a Deferral Period shall not be made less than twelve (12) months prior to the date of the first scheduled distribution payment under the Distribution Year Election in effect for the subaccounts of such Participant’s Accounts for such Deferral Period in accordance with Section 409A(a)(4)(C)(iii) of the Code and the Treasury Regulation Section 1.409A-2(b)(1)(iii).

(e)      Compliance with Section 409A of the Code. Any change to a Participant’s Distribution Year Election shall be made in accordance with Section 409A(a)(4)(C) of the Code and the Treasury Regulation Section 1.409A-2(b).

8.3      Time of Payment. A Participant’s Accounts shall be distributed in accordance with the Separation from Service Election or Distribution Year Election for the subaccounts of such Participant’s Accounts for each Deferral Period.

(a)      The distributions from the subaccounts of a Participant’s Accounts for a Deferral Period shall be made or commence upon the earliest of:

(1)      the first day of the Distribution Year (if any) selected by such Participant (in the case of subaccounts subject to such Participant’s Distribution Year Election), or

(2)      the Participant’s Separation from Service; or

(3)      the Participant’s death;

provided, however, that, in the case of a Participant who is a Specified Employee as of the date of such Participant’s Separation from Service, the distributions of the subaccounts of such Participant’s Accounts for such Deferral Period upon such Participant’s Separation from Service shall be made or commence on the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death) in accordance with Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulation Section 1.409A-3(i)(2).

(b)      If the subaccounts of a Participant’s Accounts for any Deferral Period are to be distributed in the form of monthly installment payments, and such Participant is a Specified Employee as of the date of such Participant’s Separation from Service, the monthly installment payments that otherwise would be made to such Participant prior to the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death) shall be accumulated in the subaccounts of such Participant’s Accounts for such Deferral Period and paid commencing on such date in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2), as adjusted to reflect the rate of return on the hypothetical Investment Funds selected by the Participant in accordance with Section 6.4. The subaccounts of such Participant’s Accounts for such Deferral Period shall be distributed in installment payments, commencing on the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death), over the installment payment period designated under the Separation from Service Election for the subaccounts of such Participant’s Accounts for the Deferral Period.

8.4      Form of Payments.

(a)      Separation from Service Election Payments. In the event a Participant made a Separation from Service Election with respect to a Deferral Period, the distribution from the subaccounts in such Participant’s Accounts for such Deferral Period shall be made in a lump sum payment, or in monthly installment payments in accordance with Section 8.1 (Distribution Elections).

(b)      Distribution Year Election Payment. In the event a Participant made a Distribution Year Election with respect to a Deferral Period, the distribution from the subaccounts in such Participant’s Accounts for such Deferral Period shall be made to such Participant in a lump sum payment. Such lump sum payment shall be made not later than sixty (60) days after the date determined under Section 8.3(b).

(c)      Payments upon Death.

(1)      In the event of a Participant’s death prior to such Participant’s Separation from Service, the distributions from the subaccounts of such Participant’s Accounts for all Deferral Periods shall be made to his or her Beneficiary in a lump sum payment. Such lump sum payment shall be made as soon as practicable up to and including December 31 of the calendar year following the calendar year in which death occurs. Payment valuation will be calculated based upon the vested account balance as of the last business day of the month that the death of the participant occurred.

(2)      In the event of a Participant’s death after his or her Separation from Service, the distributions from the subaccounts of such Participant’s Accounts shall be made or continue to be made to his or her Beneficiary in accordance with the Participant’s Separation from Service Election or Distribution Year Election in accordance with Sections 8.1 and 8.2, and distribution payments shall be made to the Beneficiary in the same form as such distribution payments would have been made to such Participant.

(d)      Installment Payments.

(1)      In the event a Participant makes a Separation from Service Election, and elects distribution in the form of installment payments, and the amount of each monthly installment in any calendar year for the distribution of the subaccounts in a Participant’s Accounts for a Deferral Period shall be calculated as follows. The amount of the monthly installment shall be determined before the first installment is paid and on each January 1st in all subsequent calendar years; provided, however, that in the case of installment payments that are suspended under Section 8.3(b), the amount of the monthly installment shall be determined on the date as of which the installment payments recommence under Section 8.3(b). The amount of each monthly installment for such calendar year shall be determined by dividing: (A) the number of remaining monthly installments into (B) the Participant’s vested balance in the subaccounts in the Participant’s Accounts for such Deferral Period, determined as of the last Valuation Date of the prior month. A Participant’s last installment payment shall be adjusted as needed to reflect investment gains or losses. If the total of the vested balance in the Participant’s Accounts (and the vested balances in the Participant’s accounts in all other agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2)), determined as of any date that is on or after January 1, 2008 and on or after monthly installment payments commence, is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, such vested balance in the Participant’s Accounts (and the vested balances in such other agreements, methods, programs and arrangements) shall be paid to the Participant in a lump sum payment not later than sixty (60) days after such date in accordance with Treasury Regulation Section 1.409A-3(j)(4)(v).

(2)      If installment payments are made, the provisions of Sections 6.3, 6.4 and 6.5 shall continue to apply to the unpaid interest in the relevant subaccounts.

8.5      Beneficiary Designations.

(a)      General. In the event of the death of the Participant, the Participant’s vested interest in his or her Accounts shall be paid to the Participant’s Beneficiary as described in Section 8.4(c). Each Participant shall have the right to designate, in the manner specified by the EDCP Committee, a Beneficiary or Beneficiaries to receive his benefits hereunder in the event of the Participant’s death.

(b)    Spousal Consent Requirements. If the Participant is married at the time the Beneficiary designation is filed, the Participant must designate his spouse as the Beneficiary of at least 50% of the Participant’s Accounts or provide the spouse’s consent to the designation of a Beneficiary other than the spouse. If a Participant marries or divorces after a Beneficiary designation is filed, the designation will no longer be effective.

(c)    Revised Designations. Subject to the spousal consent requirements noted above, each Participant may change his Beneficiary designation from time to time in the manner described above. Upon receipt of such designation by the EDCP Committee, such designation or change of designation shall become effective as of the date of the notice, whether or not the Participant is living at the time the notice is received. There shall be no liability on the part of the Employer or the EDCP Committee with respect to any payment authorized by the EDCP Committee in accordance with the most recent Beneficiary designation of the Participant in the possession of the EDCP Committee before the EDCP Committee receives a more recent Beneficiary designation.

(d)    Deemed Beneficiary Designations. If no designated Beneficiary is living when benefits become payable, or if there is no designated Beneficiary, the Beneficiary shall be the Participant’s spouse. If there is no living spouse, the Beneficiary shall be the Participant’s estate. If the designated Beneficiary dies after the payment of benefits begin, then the Beneficiary for the remainder of the benefits payable shall be the estate of the Beneficiary.

8.6    Prohibition on Acceleration of Distributions. The time or schedule of payment of any withdrawal or distribution under the Plan shall not be subject to acceleration, except as provided under Treasury Regulations promulgated in accordance with Section 409A(a)(3) of the Code.

8.7    Withholding and Payroll Taxes. The Employer shall withhold from Plan payment any taxes required to be withheld from such payments under federal, state or local law. Any withholding of taxes or other amounts required by federal, state or local law with respect to amounts credited to a Participant’s Accounts including, without limitation to, tax due under the Federal Insurance Contributions Act, shall be withheld, to the maximum extent possible, from the portion of the Participant’s Salary or Bonus that is not contributed to this Plan. Any withholding amount that cannot be withheld in accordance with the preceding sentence shall be withheld from the Participant’s Deferral Contributions.

8.8    Compliance with Section 409A of the Code. The Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder.

ARTICLE NINE

ADMINISTRATION OF THE PLAN

9.1    Powers of the EDCP Committee.

(a)    Plan Administrator. The EDCP Committee shall be the administrator of the Plan and shall be responsible for the administration of the Plan.

(b)      General Powers of the EDCP Committee. The EDCP Committee shall have the power and discretion to perform the administrative and investment duties described in this Plan or required for proper administration of the Plan and shall have all powers necessary to enable it to properly carry out such duties. Without limiting the generality of the foregoing, the EDCP Committee shall have the power and discretion to construe and interpret this Plan, to hear and resolve claims relating to this Plan, and to decide all questions and disputes arising under this Plan. The EDCP Committee shall determine, in its discretion, the service credited to the Participants, the status and rights of a Participant, and the identity of the Beneficiary or Beneficiaries entitled to receive any benefits payable hereunder on account of the death of a Participant. The decision or action of the EDCP Committee in respect of any question arising under or in connection with the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having an interest in the Plan.

(c)      Distributions. Except as is otherwise provided hereunder, the EDCP Committee shall determine the manner and time of payment of benefits under this Plan. All benefit disbursements by the Company and Employers shall be made upon the instructions of the EDCP Committee.

(d)      Decisions Conclusive. The decision of the EDCP Committee upon all matters within the scope of its authority shall be binding and conclusive upon all persons.

(e)      Reporting. The EDCP Committee shall file all reports and forms lawfully required to be filed by the EDCP Committee and shall distribute any forms, reports or statements to be distributed to Participants and others.

9.2      Creation of Committee. The EDCP Committee shall be appointed by the CMDC. The EDCP Committee must consist of at least three members. The EDCP Committee members shall serve without compensation but shall be reimbursed for all expenses by the Company. The EDCP Committee shall conduct itself in accordance with the provisions of this Article Nine. The members of the EDCP Committee may resign with thirty (30) days notice in writing to the Company and may be removed immediately at any time by written notice from the Company. The EDCP Committee may have duties with respect to other plans of the Company that are or identical to its duties under the Plan.

9.3      Appointment of Agents. The EDCP Committee may appoint such other agents, who need not be members of the EDCP Committee, as it may deem necessary for the effective performance of its duties, whether ministerial or discretionary, as the EDCP Committee may deem expedient or appropriate. The compensation of any agents who are not employees of the Company shall be fixed by the committee within any limitations set by the CMDC.

9.4      Majority Vote and Execution of Instruments. In all matters, questions and decisions, the action of the EDCP Committee shall be determined by a majority vote of its members. They may meet informally or take any ordinary action without the necessity of meeting as a group. All instruments executed by the EDCP Committee shall be executed by a majority of its members or by any member of the EDCP Committee designated to act on its behalf.

9.5      Allocation of Responsibilities. The EDCP Committee may allocate responsibilities among its members or designate other persons to act on its behalf. Any allocation or designation, however, must be set forth in writing and must be retained in the permanent records of the EDCP Committee.

9.6      Conflict of Interest. No member of the EDCP Committee who is a Participant shall take any part in any action in connection with his participation as an individual. Such action shall be voted or decided by the remaining members of the EDCP Committee.

9.7      Indemnification. The Company shall indemnify and hold harmless the members of the EDCP Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the EDCP Committee, except in the case of gross negligence or willful misconduct.

9.8      Action Taken by Employer. Any action to be taken by an Employer shall be taken by resolution adopted by its board of directors or appropriate board committee; provided, however, that by resolution, the board of directors or appropriate board committee may delegate to any committee of the board or any officer of the Employer the authority to take any actions under this Plan, other than the power to determine the basis of Employer contributions.

9.9      Discretionary Authority. All delegations of responsibility set forth in this document regarding the determination of benefits and the interpretation of the terms of the Plan confer discretionary authority upon the person delegated such responsibility.

9.10      Participant Statements. The EDCP Committee shall make available a statement of Plan Accounts to each Participant and Beneficiary on a quarterly or more frequent basis, as determined by the EDCP Committee in its discretion. Such statement of Plan Accounts shall reflect the amounts allocated to each Account maintained for the Participant, the Participant’s vested interest in his Accounts, any distributions, withdrawals or expenses charged against the Participant’s Account, the hypothetical investment earnings and losses on the Participant’s Account, and any other information deemed appropriate by the EDCP Committee.

9.11      Compliance with Section 409A of the Code. The Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder.

ARTICLE TEN

CLAIMS REVIEW PROCEDURE

10.1      General.

(a)      A Participant or Beneficiary who believes that he or she has not received the benefits to which he or she is entitled may assert a claim for benefits under the Plan in accordance with the claims procedure of this Article Ten. The claims procedure of this Article Ten shall be applied in accordance with Section 503 of ERISA and Department of Labor Regulation Section 2560.503-1. A Participant or Beneficiary may assert a benefit claim, or appeal the denial of a benefits claim, through such Participant’s or Beneficiary’s authorized representative, provided that such Participant or Beneficiary has submitted a written notice evidencing the authority of such representative to the EDCP Committee. A Participant or Beneficiary asserting a benefits claim shall be referred to as a “Claimant” under this Article Ten.

(b)      A Claimant shall submit his or her benefits claim under the Plan in writing to the EDCP Committee. The Claimant may include documents, records or other information relating to the benefits claim for review by the EDCP Committee in connection with such benefits claim.

10.2      Benefit Determination.

(a)      The EDCP Committee shall review the Claimant’s benefits claim (including any documents, records or other information submitted with such benefits claim) and determine whether such benefits claim shall be approved or denied in accordance with the Plan.

(b)      In the event that a Claimant’s benefits claim is wholly or partially denied, the EDCP Committee shall provide to the Claimant with written notice of the denial within a reasonable period of time, but not later than ninety (90) days after the receipt of the benefits claim by the EDCP Committee, unless the EDCP Committee determines that special circumstances require an extension of time for making a determination with respect to the benefits claim. If the EDCP Committee determines that an extension of time for making a determination with respect to the benefits claim is required, the EDCP Committee shall provide the Claimant with written notice of such extension prior to the end of the initial ninety (90) day period. The extension of time shall not exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the EDCP Committee expects to render the benefit determination.

(c)      The notice of denial of the Claimant’s benefits claim shall set forth:

(1)      the specific reason or reasons for the denial;

(2)      references to specific Plan provisions on which the denial is based;

(3)      a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and

(4)      a description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(d)      The Claimant may appeal any denial of the benefits claim in writing to the EDCP Committee within sixty (60) days after receipt of the EDCP Committee’s notice of denial of benefits claim. The Claimant’s failure to appeal the denial of the benefits claim by the EDCP Committee in writing within the sixty (60) day period shall render the EDCP Committee’s determination final, binding, and conclusive.

10.3      Appeals.

(a)      A Claimant may appeal the denial of a benefits claim to the EDCP Committee. The EDCP Committee shall review the appeal of the denial of the benefits claim and make a final determination as to whether the benefits claim should be approved or denied in accordance with the Plan.

(b)      The Claimant shall be afforded the opportunity to submit written comments, documents, records, and other information relating to the benefits claim, and the Claimant shall be provided, upon request and free of charge, reasonable access to all documents, records, and other information relevant to the Claimant’s benefits claim. A document, record or other information shall be considered “relevant” to the benefits claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8). The review on appeal by the EDCP Committee shall take into account all comments, documents, records, and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the EDCP Committee’s initial determination with respect to the benefits claim. The EDCP Committee shall advise the Claimant in writing of the EDCP Committee’s determination of the appeal within sixty (60) days of the claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a determination within the sixty (60) day period infeasible, but in no event shall the EDCP Committee render a determination regarding the denial of a claim for benefits later than one hundred twenty (120) days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences.

(c)      The notice of denial of the Claimant’s appeal of the denial of the Claimant’s benefit claim shall set forth:

(1)      the specific reason or reasons for the denial of the appeal;

(2)      reference to the specific Plan provisions on which the denial of the appeal is based;

(3)      a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s benefits claim (and a document, record or other information shall be considered “relevant” to the benefits claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8)); and

(4)      a statement describing Claimant’s right to bring an action under ERISA Section 502(a).

10.4      Notice of Denials. The EDCP Committee’s notice of denial of a benefits claim shall identify the address to which the Claimant may forward his appeal.

ARTICLE ELEVEN

LIMITATION ON ASSIGNMENT;

PAYMENTS TO LEGALLY INCOMPETENT DISTRIBUTEE

11.1      Anti-Alienation Clause. No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent as may be required by law. The benefits provided by this Plan are not subject to the qualified domestic relations order provisions of ERISA or the Code.

11.2    Permitted Arrangements. Section 11.1 (Anti-Alienation Clause) shall not preclude arrangements for the withholding of taxes from benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

11.3    Payment to Minor or Incompetent. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the EDCP Committee to be incompetent, the EDCP Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent if one has been appointed or to cause the same to be used for the benefit of the minor or incompetent.

ARTICLE TWELVE

AMENDMENT, MERGER AND TERMINATION

12.1    Amendment. The Company shall have the right at any time, by an instrument in writing duly executed, acknowledged and delivered to the EDCP Committee, to modify, alter or amend this Plan, in whole or in part, prospectively or retroactively (including, without limitation, to modify, alter or amend this Plan to comply with Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations and applicable guidance thereunder). Additionally, the EDCP Committee shall also have the right to modify, alter or amend the Plan by written instrument provided that such amendment does not have a material adverse financial effect on the Company or the Plan. No amendment shall substantially increase the duties and liabilities of the EDCP Committee without its written consent. No amendment shall reduce any Participant’s vested interest in the Plan, calculated as of the date on which the amendment is adopted.

(a)    Any Affiliate or other entity adopting this Plan hereby delegates the authority to amend the Plan to the Company and the EDCP Committee. If the Plan is amended after it is adopted by an Affiliate, unless otherwise expressly provided, it shall be treated as so amended by such Affiliate without the necessity of any action on the part of the Affiliate. An Affiliate or other entity that has adopted this Plan may terminate its future participation in the Plan at any time.

12.2    Plan Termination. The Company further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such termination complies with Codes § 409A and related regulations thereunder:

(a)      The Company, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the plan termination, provided however that all other similar arrangements are also terminated by the Company and no other similar arrangements are adopted by the Company within a three-year period from the date of termination; or

(b)      The Company may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants’ vested Account balances are included in the Participants’ gross income in the latest of: (1) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

12.3      Merger or Consolidation of Company. The Plan shall not be automatically terminated by the Company’s acquisition by or merger into any other employer, but the Plan shall be continued after such acquisition or merger if the successor employer elects and agrees to continue the Plan. Except as provided in Section 12.4 (Continuation of Plan following Change of Control), all rights to amend, modify, suspend, or terminate the Plan shall be transferred to the successor employer, effective as of the date of the merger.

12.4      Continuation of Plan following a Change of Control. Notwithstanding any provision of this Plan to the contrary, if a Change of Control occurs following the Effective Date of this Plan, a successor employer shall have the power to (a) terminate this Plan or (b) amend any provision of the Plan that affects a Participant’s entitlement to a distribution from the Plan, only if 80% of the individuals who are Participants in the Plan, both as of the date of the Change of Control and as of the date of the adoption of such amendment or termination, consent to such an amendment or termination and such amendment or termination complies with Code §409A and related regulations thereunder. The provisions of this Section 12.4 shall not limit a successor employer’s authority to take other actions with respect to the Plan, including the authority to discontinue contributions to the Plan.

12.5      Limitation of Company’s Liability. The adoption of this Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any employee or Participant or to be consideration for, an inducement to, or a condition of the employment of any employee. A Participant, employee, or Beneficiary shall not have any right to retirement or other benefits except to the extent provided herein.

ARTICLE THIRTEEN

GENERAL PROVISIONS

13.1      Limitation of Rights. Neither this Plan nor membership in the Plan shall give any employee or other person any right except to the extent that the right is specifically fixed under the terms of the Plan. The establishment of the Plan shall not be construed to give any individual a right to be continued in the service of an Employer or as interfering with the right of an Employer to terminate the service of any individual at any time.

13.2    Construction. The masculine gender, where appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the context clearly indicates to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of this Plan shall be construed and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Nevada.

13.3    Status of Participants as Unsecured Creditors. All benefits under the Plan shall be the unsecured obligations of the Company and the applicable Employer, and no assets will be placed in trust or otherwise segregated from the general assets of the Company or Employers, for the payment of obligations hereunder. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company and the applicable Employer.

13.4    Uniform Administration. Whenever in the administration of the Plan any action is required by the EDCP Committee, such action shall be uniform in nature as applied to all persons similarly situated, except as otherwise provided to the contrary in this Plan document.

13.5    Heirs and Successors. All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefits hereunder, and their heirs and legal representatives.

13.6    Electronic Administration. The EDCP Committee shall have the authority to employ alternative means (including, but not limited to, electronic, internet, intranet, voice response or telephonic) by which Participants may submit participation elections, directions, and forms required for participation in, and the administration of, this Plan. If the EDCP Committee chooses to use these alternative means, any elections, directions or forms submitted in accordance with the rules and procedures promulgated by the EDCP Committee will be deemed to satisfy any provision of this Plan calling for the submission of a written election, direction or form.

*    *    *    *    *

To signify its adoption of this Caesars Entertainment Corporation Executive Supplemental Savings Plan III, the Company has caused this Plan document to be executed by a duly authorized officer of the Company as of January 1, 2019.

CAESARS ENTERTAINMENT CORPORATION

By:

Name:

Title:

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